Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-267402

Nomura Alternative Income Fund

(the “Fund”)

Supplement dated March 2, 2026 to the Fund’s prospectus (“Prospectus”) and

Statement of Additional Information (“SAI”) dated July 28, 2025

This supplement provides new and additional information beyond that contained in, and should be read in conjunction with, the Prospectus and SAI. Capitalized terms not defined herein have the same meaning as in the Prospectus and SAI, as applicable.

Effective immediately, the Fund’s investment adviser, Nomura Capital Management LLC (the “Investment Manager”), will no longer charge an incentive fee to the Fund. Accordingly, all references to an Incentive Fee in the Prospectus and SAI are hereby deleted.

Please keep this Supplement for future reference.